Exhibit 99.1

Clearwater Paper Reports Second Quarter 2015 Results

SPOKANE, Wash.--(BUSINESS WIRE)--July 30, 2015--Clearwater Paper Corporation (NYSE:CLW) today reported financial results for the second quarter of 2015.

The company reported net sales of $444.6 million for the second quarter of 2015, down 10.9% compared to net sales of $498.8 million for the second quarter of 2014 primarily due to the sale of the company’s specialty mills in December 2014. Net earnings determined in accordance with generally accepted accounting principles, or GAAP, for the second quarter of 2015 were $15.6 million, or $0.81 per diluted share, compared to $12.5 million, or $0.61 per diluted share, for the second quarter of 2014. The 2015 second quarter GAAP net earnings included $1.0 million of after-tax benefit associated with the mark-to-market impact of directors’ equity-based compensation, $0.9 million of net after-tax gain associated with the settlement of a working capital escrow account established in connection with the sale of the company’s specialty mills, and $0.5 million of after-tax expense associated with the closure of the company’s Long Island, New York, converting and distribution facility. Excluding those items, second quarter 2015 adjusted net earnings were $14.2 million, or $0.74 per diluted share, compared to second quarter 2014 adjusted net earnings of $15.3 million, or $0.74 per diluted share.

Earnings before interest, taxes, depreciation and amortization, or EBITDA, was $52.7 million for the second quarter of 2015. Adjusted EBITDA for the quarter was $50.7 million, down 11.6% compared to second quarter 2014 Adjusted EBITDA of $57.3 million. The decrease in EBITDA and Adjusted EBITDA was due primarily to costs associated with scheduled major maintenance at the company’s Arkansas pulp and paperboard mill and the sale of the company’s specialty tissue mills, partially offset by lower input costs for pulp, chemicals and natural gas.

"Clearwater Paper delivered strong results that exceeded the high end of our outlook for the second quarter of 2015," said Linda K. Massman, president and chief executive officer. "Our consumer products business has continued to demonstrate the ability to increase operating leverage, execute on its plan to improve efficiencies throughout the organization and expand its customer base. During the first half of the year, pulp and paperboard successfully completed major maintenance at both facilities within budget and brought these operations to a higher performance level, in addition to reaching record paperboard shipments in the second quarter."

Through July 29, 2015, the company has repurchased approximately 600,000 shares at an average price of $61.97 under the $100 million stock repurchase program authorized in December 2014.

SECOND QUARTER 2015 SEGMENT PERFORMANCE

Consumer Products

Net sales in the Consumer Products segment were $239.4 million for the second quarter of 2015, down 20% compared to second quarter 2014 net sales of $299.1 million. This decrease was due to the sale of the specialty tissue mills.

On a GAAP basis, the segment had operating income of $17.0 million, compared to operating income of $12.7 million in the second quarter of 2014. Adjusted operating income of $16.4 million for the second quarter of 2015 was up $1.5 million compared to the same period in 2014, after adjusting for $0.7 million and $2.2 million of costs in the second quarters of 2015 and 2014, respectively, related to previously announced facility closures. Also included in adjusted operating income for the second quarter of 2015 was the recognition of a $1.3 million net gain due to the settlement of the working capital escrow account associated with the sale of the specialty tissue mills. The improved results in the most recent period were driven primarily by a richer product mix, lower pricing for external pulp and increased usage of internally produced pulp, reduced energy costs, and lower planned maintenance expense, partially offset by the absence of operating income from the company’s former specialty mills.

  Total tissue sales volumes of 96,220 tons in the second quarter of 2015 declined by 28.6% and converted product cases shipped were 13.1 million, down 6.9%, each compared to the second quarter of 2014, largely due to the sale of the specialty mills.
  Average tissue net selling prices increased 12.0% to $2,482 per ton in the second quarter of 2015, compared to the second quarter of 2014, due to improved product mix after the sale of the specialty mills.

Pulp and Paperboard

Net sales in the Pulp and Paperboard segment were $205.2 million for the second quarter of 2015, up 2.8% compared to second quarter 2014 net sales of $199.6 million. The increase was primarily due to stronger seasonal shipments. Operating income for the quarter decreased $5.9 million to $27.8 million, compared to $33.6 million for the second quarter of 2014, primarily due to approximately $7 million of scheduled major maintenance costs at the Arkansas pulp and paperboard mill, weaker pricing, and higher volumes of purchased pulp due to the major maintenance outage in Arkansas. These factors were partially offset by lower polyethylene prices and reduced chemical usage due to capital improvements at the Arkansas recovery boiler, lower natural gas prices and slightly lower transportation costs.

  Paperboard sales volumes increased 4.6% to a record 204,983 tons in the second quarter of 2015, compared to 195,924 tons in the second quarter of 2014.
  Paperboard net selling prices decreased 2.0% to $997 per ton compared to the second quarter of 2014 as a result of a product mix shift toward non-extruded products and quality related rebates that were limited in volume and scope.

Taxes

The company’s GAAP tax rate for the second quarter of 2015 was a provision of 35.8% compared to 44.4% in the second quarter of 2014. The higher rate in 2014 was a result of the net impact of changes related to amendments to state tax returns and state tax rate changes. On an adjusted basis, the second quarter 2015 tax rate was 36.2%. The company expects its annual GAAP and adjusted tax rates to be approximately 36% for 2015.

Note Regarding Use of Non-GAAP Financial Measures

In this press release, the company presents certain non-GAAP financial information for the second quarters of 2015 and 2014, including EBITDA, Adjusted EBITDA, adjusted net earnings, adjusted net earnings per diluted share, and adjusted operating income. Because these amounts are not in accordance with GAAP, reconciliations to net earnings and net earnings per diluted share as determined in accordance with GAAP are included at the end of this press release. The company presents these non-GAAP amounts because management believes they assist investors and analysts in comparing the company’s performance across reporting periods on a consistent basis by excluding items that the company does not believe are indicative of its core operating performance.

WEBCAST INFORMATION

Clearwater Paper Corporation will discuss these results during an earnings conference call that begins at 2:00 p.m. Pacific Time today. A live webcast and accompanying supplemental information will be available on the company’s website at http://ir.clearwaterpaper.com. A replay of today’s conference call will be available on the website at http://ir.clearwaterpaper.com/results.cfm beginning at 5:00 p.m. Pacific Time today.

ABOUT CLEARWATER PAPER

Clearwater Paper manufactures quality consumer tissue, away-from-home tissue, parent roll tissue, bleached paperboard and pulp at manufacturing facilities across the nation. The company is a premier supplier of private label tissue to major retailers and wholesale distributors, including grocery, drug, mass merchants and discount stores. In addition, the company produces bleached paperboard used by quality-conscious printers and packaging converters. Clearwater Paper’s employees build shareholder value by developing strong customer partnerships through quality and service.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including the company’s improving operational efficiencies, expanding customer base and expected tax rate for 2015. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, competitive pricing pressures for the company’s products, including as a result of increased capacity as additional manufacturing facilities are operated by the company’s competitors; customer acceptance, timing and quantity of purchases of the company’s new through-air-dried, or TAD products, or other tissue products; the loss of or changes in prices in regards to a significant customer; changes in transportation costs and disruptions in transportation services; manufacturing or operating disruptions, including IT system failures, equipment malfunction and damage to the company’s manufacturing facilities; changes in the U.S. and international economies and in general economic conditions in the regions and industries in which the company operates; changes in the cost and availability of wood fiber and wood pulp; labor disruptions; changes in costs for and availability of packaging supplies, chemicals, energy and maintenance and repairs; changes in customer product preferences and competitors’ product offerings; increased supply and pricing pressures resulting from increasing Asian paper production capabilities; cyclical industry conditions; changes in expenses and required contributions associated with the company’s pension plans; reliance on a limited number of third-party suppliers for raw materials; cyclical industry conditions; inability to successfully implement the company’s operational efficiencies and expansion strategies; and other risks and uncertainties described from time to time in the company’s public filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2014. The forward-looking statements are made as of the date of this press release and the company does not undertake to update any forward-looking statements based on new developments or changes in the company’s expectations.

Clearwater Paper Corporation
Consolidated Statements of Operations
Unaudited (Dollars in thousands - except per-share amounts)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2015		2014		2015		2014
Net sales	$444,558	100%	$498,759	100%	$878,584	100%	$983,679	100%
Costs and expenses:
Cost of sales	(384,347)	86%	(434,111)	87%	(774,179)	88%	(860,740)	88%
Selling, general and administrative expenses	(28,138)	6%	(31,565)	6%	(57,095)	6%	(65,079)	7%
Impairment of assets	-	-	-	-	-	-	(4,259)	-
Total operating costs and expenses	(412,485)	93%	(465,676)	93%	(831,274)	95%	(930,078)	95%
Income from operations	32,073	7%	33,083	7%	47,310	5%	53,601	5%
Interest expense, net	(7,774)	2%	(10,688)	2%	(15,556)	2%	(21,422)	2%
Earnings before income taxes	24,299	5%	22,395	4%	31,754	4%	32,179	3%
Income tax provision	(8,702)	2%	(9,942)	2%	(10,400)	1%	(13,500)	1%
Net earnings	$15,597	4%	$12,453	2%	$21,354	2%	$18,679	2%
Net earnings per common share:
Basic	$0.82		$0.61		$1.11		$0.91
Diluted	0.81		0.61		1.10		0.90
Average shares outstanding (in thousands):
Basic	19,082		20,256		19,205		20,614
Diluted	19,294		20,517		19,384		20,870

Clearwater Paper Corporation
Condensed Consolidated Balance Sheets
Unaudited (Dollars in thousands)

	June 30,	December 31,
	2015	2014

ASSETS
Current assets:
Cash	$11,465	$27,331
Restricted cash	2,270	1,500
Short-term investments	60,000	50,000
Receivables, net	141,090	135,169
Inventories	248,280	286,626
Deferred tax assets	20,839	21,760
Prepaid expenses	7,869	4,191
Total current assets	491,813	526,577

Property, plant and equipment, net	823,672	810,987
Goodwill	209,087	209,087
Intangible assets, net	22,473	24,956
Pension assets	8,098	4,738
Other assets, net	7,394	9,583
TOTAL ASSETS	$1,562,537	$1,585,928

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$214,701	$215,826
Current liability for pensions and other postretirement employee benefits	7,915	7,915
Total current liabilities	222,616	223,741

Long-term debt	575,000	575,000
Liability for pensions and other postretirement employee benefits	114,835	118,464
Other long-term obligations	50,779	56,856
Accrued taxes	1,717	2,696
Deferred tax liabilities	110,289	111,634
Stockholders' equity, excluding accumulated other comprehensive loss, net of tax	554,963	568,400
Accumulated other comprehensive loss, net of tax	(67,662)	(70,863)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,562,537	$1,585,928

Clearwater Paper Corporation
Consolidated Statements of Cash Flows
Unaudited (Dollars in thousands)

	Six Months Ended
	June 30,
	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$21,354	$18,679
Adjustments to reconcile net earnings to net cash flows from operating activities:
Depreciation and amortization	41,640	44,246
Equity-based compensation expense	2,019	6,910
Impairment of assets	-	4,259
Deferred tax (benefit) provision	(2,480)	9,857
Employee benefit plans	1,438	979
Deferred issuance costs and discounts on long-term debt	446	949
Disposal of plant and equipment, net	272	422
Non-cash adjustments to unrecognized taxes	(979)	-
Changes in working capital, net	29,309	14,818
Changes in taxes receivable, net	1,255	3,663
Excess tax benefits from equity-based payment arrangements	(1,459)	-
Funding of qualified pension plans	(3,179)	(8,889)
Other, net	(1,726)	(980)
Net cash flows from operating activities	87,910	94,913

CASH FLOWS FROM INVESTING ACTIVITIES
Changes in short-term investments, net	(10,000)	11,000
Additions to plant and equipment	(55,538)	(32,612)
Proceeds from sale of assets	507	619
Net cash flows from investing activities	(65,031)	(20,993)

CASH FLOWS FROM FINANCING ACTIVITIES
Purchase of treasury stock	(37,148)	(74,322)
Payment of tax withholdings on equity-based payment arrangements	(3,048)	(792)
Excess tax benefits from equity-based payment arrangements	1,459	-
Other, net	(8)	-
Net cash flows from financing activities	(38,745)	(75,114)
Decrease in cash	(15,866)	(1,194)
Cash at beginning of period	27,331	23,675
Cash at end of period	$11,465	$22,481

Clearwater Paper Corporation
Segment Information
Unaudited (Dollars in thousands)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2015		2014		2015		2014
Segment net sales:
Consumer Products	$239,391	54%	$299,130	60%	$474,567	54%	$585,638	60%
Pulp and Paperboard	205,167	46%	199,629	40%	404,017	46%	398,041	40%
Total segment net sales	$444,558	100%	$498,759	100%	$878,584	100%	$983,679	100%

Operating income (loss):
Consumer Products	$17,032	53%	$12,705	38%	$29,427	62%	$12,182	23%
Pulp and Paperboard	27,754	87%	33,635	102%	43,948	93%	70,411	131%
	44,786		46,340		73,375		82,593
Corporate	(12,713)	40%	(13,257)	40%	(26,065)	55%	(28,992)	54%
Income from operations	$32,073	100%	$33,083	100%	$47,310	100%	$53,601	100%

Clearwater Paper Corporation
Reconciliation of Consolidated Net Earnings to EBITDA and Adjusted EBITDA
Unaudited (Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Net earnings	$15,597	$12,453	$21,354	$18,679
Add back:
Interest expense, net	7,774	10,688	15,556	21,422
Income tax provision	8,702	9,942	10,400	13,500
Depreciation and amortization expense	20,632	22,015	41,640	44,246
EBITDA[1]	$52,705	$55,098	$88,950	$97,847
Directors' equity-based compensation (benefit) expense	$(1,457)	$(36)	$(1,927)	$2,781
Costs associated with Long Island facility closure	735	1,843	1,289	10,275
Adjustments associated with sale of the specialty mills	(1,331)	-	(1,462)	-
Costs associated with labor agreement	-	-	1,730	-
Costs associated with Thomaston facility closure	-	374	-	1,124
Adjusted EBITDA[2]	$50,652	$57,279	$88,580	$112,027

[1]	EBITDA is a non-GAAP measure that management uses to evaluate the cash generating capacity of the company. The most directly comparable GAAP measure is net earnings. EBITDA is net earnings adjusted for net interest expense, income taxes, and depreciation and amortization. It should not be considered as an alternative to net earnings computed under GAAP.

[2]	Adjusted EBITDA excludes the impact of the items listed that we do not believe are indicative of our core operating performance.

Clearwater Paper Corporation
Reconciliation of Non-GAAP Financial Measures
Unaudited (Dollars in thousands, except per-share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

GAAP net earnings	$15,597	$12,453	$21,354	$18,679
Special items, after-tax[1]:
Directors' equity-based compensation (benefit) expense	(998)	(23)	(1,323)	1,779
Costs associated with Long Island facility closure	504	1,193	887	6,587
Adjustments associated with sale of the specialty mills	(912)	-	(1,003)	-
Costs associated with labor agreement	-	-	1,197	-
Costs associated with Thomaston facility closure	-	242	-	722
Discrete tax items related to state tax rate changes	-	1,388	-	1,388
Adjusted net earnings[2]	$14,191	$15,253	$21,112	$29,155
GAAP net earnings per diluted share	$0.81	$0.61	$1.10	$0.90
Special items, after-tax[1]:
Directors' equity-based compensation (benefit) expense	(0.05)	-	(0.07)	0.09
Costs associated with Long Island facility closure	0.03	0.06	0.05	0.32
Adjustments associated with sale of the specialty mills	(0.05)	-	(0.05)	-
Costs associated with labor agreement	-	-	0.06	-
Costs associated with Thomaston facility closure	-	0.01	-	0.03
Discrete tax items related to state tax rate changes	-	0.07	-	0.07
Adjusted net earnings per diluted share[2]	$0.74	$0.74	$1.09	$1.40

[1]	Tax effect was calculated using the estimated annual effective tax rate for the period presented.

[2]	Adjusted net earnings and Adjusted net earnings per diluted share exclude the impact of the items listed that we do not believe are indicative of our core operating performance.

CONTACT:
Clearwater Paper Corporation
News media:
Matt Van Vleet, 509-344-5912
or
Investors:
Robin Yim, 509-344-5906